Press Release

Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Fax: (732) 349-5070
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, APRIL 27, 2017…OceanFirst Financial Corp. (NASDAQ:"OCFC"), (the "Company"), the holding company for OceanFirst Bank (the "Bank"), today announced that diluted earnings per share were $0.36 for the quarter ended March 31, 2017, as compared to $0.25 for the corresponding prior year quarter.
The results of operations for the quarter ended March 31, 2017 include merger related expenses and the acceleration of stock award expense from a director retirement, which decreased net income, net of tax benefit, by $1.1 million. Excluding these items, core earnings for the quarter ended March 31, 2017 were $13.1 million, or $0.40 per diluted share. (Please refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of merger related expenses, certain other incurred expenses and quantification of core earnings).
Highlights for the quarter are described below:

•	The Company’s net interest margin increased to 3.56%, as compared to 3.40% in the prior linked quarter and 3.34% in the comparable prior year period.

•	Total loans grew $26.6 million, including $31.1 million in commercial loan growth.

•
The Company announced the authorization of the Board to repurchase 5% of the Company's outstanding common stock up to an additional 1.6 million shares (the "2017 Repurchase Program"). This amount is in addition to the remaining 154,804 shares available for repurchase under the existing 2014 Repurchase Program.

Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased with our earnings progress in the first quarter of 2017, which represents the first full quarter since the acquisition of Ocean Shore was completed on November 30, 2016.  In May, Ocean City Home Bank customers will be fully integrated into the OceanFirst platforms and the consolidation of overlapping branches will occur, providing those customers with access to the entire OceanFirst network and delivering additional operating efficiency.” Mr. Maher added, “An important component of the Company’s capital management strategy is the ability to repurchase shares.  With a limited number of shares still available in the 2014 Repurchase Program, the Board of Directors has authorized up to an additional 1.6 million shares under the 2017 Repurchase Program, providing the option to continue buybacks if and when opportunities present themselves.”
The Company also announced that the Company's Board of Directors declared its eighty-first consecutive quarterly cash dividend on common stock. The dividend for the quarter ended March 31, 2017 of $0.15 per share will be paid on May 19, 2017 to stockholders of record on May 8, 2017.
The Company continues to focus on organic growth while actively managing expense levels. Expense reductions associated with the successful systems integration of Cape Bancorp ("Cape") in the fourth quarter of 2016 have been fully realized as of the first quarter of 2017. For Ocean Shore, initial cost savings have been realized during the first quarter of 2017, with incremental savings expected after the second quarter of 2017 due to the planned systems integration.
The Company also expects to realize significant cost savings from the consolidation of branches. The Company's Board of Directors has approved the closure of 10 such branches in the legacy Cape and Ocean Shore market area in May 2017, with an expected annualized cost savings of $3.6 million. The Company's Board of Dire ctors also approved the closure of five branches in its central New Jersey market area by mid-2017, with an expected annualized cost savings of $2.5 million. These initiatives are expected to allow the Company to continue to invest in commercial banking and electronic delivery channels while meeting the efficiency targets established in connection with the recent acquisitions.

Results of Operations
On May 2, 2016, the Company completed its acquisition of Cape and its results of operations are included in the consolidated results for the quarters ended March 31, 2017 and December 31, 2016, but are not included in the results of operations for the quarter ended March 31, 2016.
On November 30, 2016, the Company completed its acquisition of Ocean Shore and its results of operations are included in the consolidated results for the quarter ended March 31, 2017; its results of operations for December 1, 2016 through December 31, 2016 are included in the results of operations for the quarter ended December 31, 2016; and its results of operations are not included in the results of operations for the quarter ended March 31, 2016.
Net income for the quarter ended March 31, 2017, was $12.0 million, or $0.36 per diluted share, as compared to $4.2 million, or $0.25 per diluted share, for the corresponding prior year period. Net income for the quarter ended March 31, 2017 includes merger related expenses and an accelerated stock award expense from a director retirement, of $1.1 million, net of tax benefit, as compared to $1.2 million in merger-related expenses, net of tax benefit, for the same prior year period. Net income increased over the prior year period primarily due to the acquisitions of Cape and Ocean Shore ("Acquisition Transactions"). In addition, in the first quarter of 2017, the Company adopted Accounting Standards Update ("ASU") 2016-09 "Compensation - Stock Compensation" which resulted in a $1.4 million decrease in income tax expense.
Net interest income for the quarter ended March 31, 2017 increased to $41.5 million, as compared to $20.6 million for the same prior year period, reflecting an increase in interest-earning assets and a higher net interest marg

in. Average interest-earning assets increased $2.254 billion for the quarter ended March 31, 2017, as compared to the same prior year period. The increase mainly resulted from the Acquisition Transactions, which added $2.005 billion to average interest-earning assets. The remaining increase is related to interest-earning deposits, securities and loans, which increased by $147.5 million, $27.1 million, and $63.4 million, respectively. The net interest margin increased to 3.56% for the quarter ended March 31, 2017, from 3.34% for the same prior year period. The yield on average interest-earning assets increased to 3.95% for the quarter ended March 31, 2017, from 3.75% for the same prior year period. The yield on average interest-earning assets for the quarter ended March 31, 2017 benefited from an increase in the accretion of purchase accounting adjustments of $1.8 million and the generally higher interest rate environment. For the quarter ended March 31, 2017, the cost of average interest-bearing liabilities decreased to 0.48%, from 0.50%, in the corresponding prior year period. The total cost of deposits (including non-interest bearing deposits) was 0.27% for the quarter ended March 31, 2017, as compared to 0.26% for the corresponding prior year period.
Net interest income for the quarter ended March 31, 2017 increased $5.7 million, as compared to the prior linked quarter, as average interest-earning assets increased $541.2 million. The increase in average interest-earning assets over the prior linked quarter was primarily due to the inclusion of Ocean Shore balances for the full quarter. The net interest margin increased to 3.56% for the quarter ended March 31, 2017, from 3.40% for the prior linked quarter. The yield on average interest-earning assets increased to 3.95% for the quarter ended March 31, 2017, from 3.79% for the prior linked quarter. The yield on average interest-earning assets for the quarter ended March 31, 2017 benefited from an increase in the accretion of purchase accounting adjustments of $790,000, the generally higher interest-rate environment and the change in asset mix from lower-yielding interest-earning deposits into higher-yielding securities and loans. The cost of average interest-bearing liabilities was unchanged at 0.48% for both the quarter ended March 31, 2017 and the prior linked quarter.

For the quarter ended March 31, 2017, the provision for loan losses was $700,000, as compared to $563,000 for the corresponding prior year period and $510,000 in the prior linked quarter. Net loan recoveries were $268,000 for the quarter ended March 31, 2017, as compared to net loan charge-offs of $1.1 million in the corresponding prior year period and $944,000 in the prior linked quarter. Non-performing loans totaled $21.7 million at March 31, 2017, as compared to $13.6 million at December 31, 2016, and $16.2 million at March 31, 2016. This increase was primarily due to the addition of a single commercial real estate relationship with a balance of $4.2 million and, to a lesser extent, an increase of $3.9 million in non-performing residential mortgage loans.
For the quarter ended March 31, 2017, other income increased to $6.0 million, as compared to $3.4 million in the same prior year period. The increase from the prior period was primarily due to the impact of the Acquisition Transactions, which added $2.1 million to other income for the quarter ended March 31, 2017, as compared to the same prior year period. Excluding the Acquisition Transactions, the increase was primarily related to higher deposit related fees. For the quarters ended March 31, 2017 and 2016, other income included losses of $250,000 and $272,000, respectively, attributable to the operations of a hotel, golf and banquet facility acquired as Other Real Estate Owned ("OREO") in the fourth quarter of 2015. The Bank is currently engaged in a sales process with qualified buyers for this property.
For the quarter ended March 31, 2017, other income decreased $262,000, as compared to the prior linked quarter. A full quarter of Ocean Shore increased other income by $449,000, however, the gain on sale of loans available for sale decreased $248,000, as compared to the prior linked quarter, as the Bank retained most of its 30-year fixed-rate residential mortgage loan originations to replace repayments within the existing residential loan portfolio. Additionally, the net loss from OREO operations, excluding the net loss of $105,000 related to Ocean Shore, increased $554,000, of which $200,000 of the increase related to the operations of the hotel, golf and banquet facility.
Operating expenses increased to $31.0 million, for the quarter ended March 31, 2017, as compared to $16.7 million in the same prior year period. Operating expenses for each of the quarters ended March 31,

2017 and 2016 include $1.4 million in merger related expenses. The increase in operating expenses over the prior year was primarily due to the operations of Cape and Ocean Shore, which added $11.2 million for the quarter. Excluding the Acquisition Transactions expenses, there were increases of $1.1 million relating to compensation and employee benefits, partly due to higher stock plan expense of $400,000, including $242,000 of accelerated expense relating to a director retirement, $1.7 million relating to general and administrative expenses, partly due to higher data and check processing charges, and $345,000 relating to marketing expenses.
For the quarter ended March 31, 2017, operating expenses, excluding merger related expenses, increased $3.7 million, as compared to the prior linked quarter. The increase was primarily related to the additional expense from the operations of Ocean Shore of $3.4 million and partly due to $242,000 of accelerated stock plan expense due to a director retirement.
The provision for income taxes was $3.8 million for the quarter ended March 31, 2017, as compared to $2.5 million for the same prior year period. The effective tax rate was 24.0% for the quarter ended March 31, 2017, as compared to 36.8% for the same prior year period and 33.0% in the prior linked quarter. The lower effective tax rate for the quarter ended March 31, 2017 resulted from the adoption of ASU 2016-09 "Compensation - Stock Compensation" which resulted in a $1.4 million decrease in income tax expense. Excluding the impact of ASU 2016-09, the effective tax rate would have been 32.7% for the first quarter of 2017. Under the ASU, the tax benefits of exercised stock options and vested stock awards are recognized as a benefit to income tax expense in the reporting period in which they occur. The tax benefit relating to the Company's stock plans was $62,000 for the year ended December 31, 2016, which was recorded directly into stockholders' equity. The elevated tax benefit for the quarter ended March 31, 2017 was related to the exercise of options assumed in the acquisitions of Cape and Ocean Shore and the increase in the Company's stock price.

Financial Condition
Total assets increased by $29.3 million to $5.196 billion at March 31, 2017, from $5.167 billion at December 31, 2016. Cash and due from banks and interest-bearing deposits decreased by $126.1 million, to $175.3 million at March 31, 2017, from $301.4 million at December 31, 2016, as these funds were deployed into higher-yielding securities which increased $132.1 million. Loans receivable, net, increased by $22.2 million, to $3.826 billion at March 31, 2017 from $3.803 billion at December 31, 2016.
Deposits increased by $10.9 million, to $4.199 billion at March 31, 2017, from $4.188 billion at December 31, 2016, reflecting an increase in non-interest bearing checking and savings accounts totaling $24.2 million and $9.3 million, respectively. These increases were partially offset by decreases in money market and time deposit accounts of $10.8 million and $14.7 million, respectively. The loan-to-deposit ratio at March 31, 2017 was 91.1%, as compared to 90.8% at December 31, 2016.
Stockholders' equity increased to $582.7 million at March 31, 2017, as compared to $572.0 million at December 31, 2016. At March 31, 2017, there were 154,804 shares available for repurchase under the Company's stock repurchase program adopted in July of 2014. In the first quarter, the Company did not repurchase any shares under this repurchase program. Tangible stockholders' equity per common share increased to $13.07 at March 31, 2017, as compared to $12.95 at December 31, 2016.
Asset Quality
The Company's non-performing loans increased to $21.7 million at March 31, 2017, as compared to $13.6 million at December 31, 2016. The increase was primarily due to a single commercial real estate relationship with a balance of $4.2 million and, to a lesser extent, an increase of $3.9 million in non-performing residential mortgage loans. Non-performing loans do not include $7.1 million of purchased credit-impaired ("PCI") loans acquired in the Acquisition Transactions. The Company's OREO totaled $8.8 million at March 31, 2017, as compared to $9.8 million at December 31, 2016. This amount includes $7.0 million relating to the hotel, golf and banquet facility located in New Jersey which the Company acquired in the fourth quarter of 2015. At March 31, 2017, the Company's allowance for loan losses was 0.42% of total loans, an increase from 0.40% at December 31, 2016. These ratios exclude existing fair value credit marks of $24.

0 million at March 31, 2017 on the Ocean Shore, Cape and Colonial American Bank loans. These loans were acquired at fair value with no related allowance for loan losses. The allowance for loan losses as a percent of total non-performing loans was 74.50% at March 31, 2017 as compared to 111.92% at December 31, 2016.
Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with generally accepted accounting principles in the United States ("GAAP"). The Company's management believes that the supplemental non-GAAP information, which consists of reported net income excluding merger related expenses, accelerated stock award expense relating to a director retirement, loss on sale of investment securities available for sale and FHLB prepayment fee, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
As previously announced, the Company will host an earnings conference call on Friday, April 28, 2017 at 11 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10104003 from one hour after the end of the call until July 28, 2017. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a $5.2 billion community bank with branches located throughout central and southern New Jersey.  OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.
OceanFirst Financial Corp.'s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "will," "should," "may," "view," "opportunity," "potential," or similar expressions or expressions of confidence. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, accounting principles and guidelines and the Bank's ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share amounts)

	March 31, 2017	December 31, 2016	March 31, 2016
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$175,252	$301,373	$34,261
Securities available-for-sale, at estimated fair value	47,104	12,224	30,085
Securities held-to-maturity, net (estimated fair value of $695,564 at March 31, 2017, $598,119 at December 31, 2016, and $378,613 at March 31, 2016)	695,918	598,691	375,616
Federal Home Loan Bank of New York stock, at cost	19,253	19,313	16,645
Loans receivable, net	3,825,600	3,803,443	1,996,993
Loans held-for-sale	283	1,551	3,386
Interest and dividends receivable	12,258	11,989	6,036
Other real estate owned	8,774	9,803	9,029
Premises and equipment, net	70,806	71,385	28,322
Servicing asset	203	228	544
Bank Owned Life Insurance	132,789	132,172	57,868
Deferred tax asset	33,652	38,787	16,786
Other assets	16,233	10,105	10,485
Core deposit intangible	10,400	10,924	310
Goodwill	147,815	145,064	2,081
Total assets	$5,196,340	$5,167,052	$2,588,447
Liabilities and Stockholders’ Equity
Deposits	$4,198,663	$4,187,750	$1,971,360
Securities sold under agreements to repurchase with retail customers	77,207	69,935	83,913
Federal Home Loan Bank advances	250,021	250,498	251,917
Other borrowings	56,591	56,559	22,500
Advances by borrowers for taxes and insurance	14,876	14,030	7,271
Other liabilities	16,302	16,242	10,410
Total liabilities	4,613,660	4,595,014	2,347,371
Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 32,465,413, 32,136,892, and 17,358,005 shares outstanding at March 31, 2017, December 31, 2016, and March 31, 2016, respectively	336	336	336
Additional paid-in capital	352,316	364,433	271,003
Retained earnings	256,045	238,192	231,016
Accumulated other comprehensive loss	(5,382)	(5,614)	(5,923)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(2,690)	(2,761)	(2,974)
Treasury stock, 1,101,359, 1,429,880, and 16,208,767 shares at March 31, 2017, December 31, 2016, and March 31, 2016, respectively	(17,945)	(22,548)	(252,382)
Common stock acquired by Deferred Compensation Plan	(316)	(313)	(305)
Deferred Compensation Plan Liability	316	313	305
Total stockholders’ equity	582,680	572,038	241,076
Total liabilities and stockholders’ equity	$5,196,340	$5,167,052	$2,588,447

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,
	March 31, 2017	December 31, 2016	March 31, 2016
	|--------------------- (unaudited) ---------------------|
Interest income:
Loans	$41,742	$36,799	$21,035
Mortgage-backed securities	2,660	1,874	1,415
Investment securities and other	1,612	1,231	623
Total interest income	46,014	39,904	23,073
Interest expense:
Deposits	2,781	2,392	1,271
Borrowed funds	1,750	1,758	1,243
Total interest expense	4,531	4,150	2,514
Net interest income	41,483	35,754	20,559
Provision for loan losses	700	510	563
Net interest income after provision for loan losses	40,783	35,244	19,996
Other income:
Bankcard services revenue	1,579	1,424	851
Wealth management revenue	516	545	550
Fees and service charges	3,743	3,273	1,817
Loan servicing income	64	73	56
Net gain on sales of loans available-for-sale	42	290	179
Net loss from other real estate operations	(733)	(74)	(406)
Income from Bank Owned Life Insurance	772	710	319
Other	12	16	10
Total other income	5,995	6,257	3,376
Operating expenses:
Compensation and employee benefits	16,138	13,649	8,466
Occupancy	2,767	2,380	1,626
Equipment	1,698	1,499	969
Marketing	740	609	251
Federal deposit insurance	661	830	529
Data processing	2,396	2,291	1,265
Check card processing	953	662	420
Professional fees	960	969	498
Other operating expense	2,677	2,640	1,277
Amortization of core deposit intangible	524	304	13
Merger related expenses	1,447	6,632	1,402
Total operating expenses	30,961	32,465	16,716
Income before provision for income taxes	15,817	9,036	6,656
Provision for income taxes	3,799	2,984	2,451
Net income	$12,018	$6,052	$4,205
Basic earnings per share	$0.38	$0.22	$0.25
Diluted earnings per share	$0.36	$0.22	$0.25
Average basic shares outstanding	31,901	27,461	16,906
Average diluted shares outstanding	33,090	28,128	17,118

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Commercial:
Commercial and industrial		$205,720	$152,810	$185,633	$222,355	$141,364
Commercial real estate - owner- occupied		533,052	534,365	493,157	523,662	308,666
Commercial real estate - investor		1,113,964	1,134,507	1,014,699	1,011,354	536,754
Total commercial		1,852,736	1,821,682	1,693,489	1,757,371	986,784
Consumer:
Residential mortgage		1,639,611	1,651,695	1,061,752	1,090,781	792,753
Residential construction		76,985	65,408	46,813	48,266	54,259
Home equity loans and lines		285,149	289,110	251,421	258,398	190,621
Other consumer		1,560	1,566	1,273	1,586	570
Total consumer		2,003,305	2,007,779	1,361,259	1,399,031	1,038,203
Total loans		3,856,041	3,829,461	3,054,748	3,156,402	2,024,987
Loans in process		(17,976)	(14,249)	(13,842)	(13,119)	(15,033)
Deferred origination costs, net		3,686	3,414	3,407	3,441	3,253
Allowance for loan losses		(16,151)	(15,183)	(15,617)	(16,678)	(16,214)
Loans receivable, net		$3,825,600	$3,803,443	$3,028,696	$3,130,046	$1,996,993
Mortgage loans serviced for others		$132,973	$137,881	$143,657	$145,903	$152,653
	At March 31, 2017 Average Yield
Loan pipeline (1):
Commercial	4.38%	$73,793	$99,060	$64,976	$48,897	$57,571
Residential mortgage and construction	3.99	57,600	38,486	39,252	30,520	28,528
Home equity loans and lines	4.56	7,879	6,522	5,099	5,594	8,082
Total	4.23	$139,272	$144,068	$109,327	$85,011	$94,181

	For the Three Months Ended,
	March 31,			December 31,		September 30,		June 30,	March 31,
	2017			2016		2016		2016	2016
	Average Yield
Loan originations:
Commercial	4.52%	$106,896	(5)	$105,062	(4)	$63,310		$59,543	$58,005
Residential mortgage and construction	3.96	64,452		62,087		41,170		40,295	34,361
Home equity loans and lines	4.50	12,500		11,790		11,007		10,067	10,915
Total	4.32	$183,848		$178,939		$115,487		$109,905	$103,281
Loans sold		$1,907		$12,098	(3)	$17,787	(2)	$10,303	$8,901

(1)	Loan pipeline includes pending loan applications and loans approved but not funded

(2)	Excludes the sale of under-performing loans of $12.8 million

(3)	Excludes the sale of under-performing loans of $21.0 million

(4)	Includes purchased loans totaling $24.6 million

(5)	Includes purchased loans totaling $5.0 million

DEPOSITS	At
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Type of Account
Non-interest-bearing	$806,728	$782,504	$512,957	$554,709	$351,743
Interest-bearing checking	1,629,589	1,626,713	1,451,083	1,310,290	860,468
Money market deposit	448,093	458,911	400,054	366,942	163,884
Savings	681,853	672,519	489,173	489,132	327,845
Time deposits	632,400	647,103	471,414	485,189	267,420
	$4,198,663	$4,187,750	$3,324,681	$3,206,262	$1,971,360

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
ASSET QUALITY
Non-performing loans:
Commercial and industrial	$231	$441	$1,152	$964	$909
Commercial real estate - owner-occupied	2,383	2,414	5,213	4,363	4,354
Commercial real estate - investor	5,118	521	1,675	1,675	940
Residential mortgage	11,993	8,126	7,017	7,102	8,788
Home equity loans and lines	1,954	2,064	1,450	1,226	1,202
Total non-performing loans	21,679	13,566	16,507	15,330	16,193
Other real estate owned	8,774	9,803	9,107	9,791	9,029
Total non-performing assets	$30,453	$23,369	$25,614	$25,121	$25,222
Purchased credit-impaired ("PCI") loans	$7,118	$7,575	$5,836	$9,673	$376
Delinquent loans 30 to 89 days	$18,516	$22,598	$8,553	$15,643	$6,996
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$3,547	$3,471	$3,520	$2,990	$4,775
Performing	26,974	27,042	26,396	28,173	26,689
Total troubled debt restructurings	$30,521	$30,513	$29,916	$31,163	$31,464
Allowance for loan losses	$16,151	$15,183	$15,617	$16,678	$16,214
Allowance for loan losses as a percent of total loans receivable (1)	0.42%	0.40%	0.51%	0.53%	0.80%
Allowance for loan losses as a percent of total non-performing loans	74.50	111.92	94.61	108.79	100.13
Non-performing loans as a percent of total loans receivable	0.56	0.35	0.54	0.48	0.80
Non-performing assets as a percent of total assets	0.59	0.45	0.62	0.62	0.97

(1)
The loans acquired from Ocean Shore, Cape, and Colonial American were recorded at fair value. The net credit mark on these loans, not reflected in the allowance for loan losses, was $24,002, $25,973, $17,051, $27,281, and $2,013, at March 31,
2017, December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016, respectively.

NET CHARGE-OFFS

	For the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Net Charge-offs:
Loan charge-offs	$(205)	$(979)	$(2,116)	$(223)	$(1,172)
Recoveries on loans	473	35	167	25	101
Net loan recoveries (charge-offs)	$268	$(944)	$(1,949)	$(198)	$(1,071)
Net loan charge-offs to average total loans (annualized)	NM*	0.11%	0.25%	0.03%	0.21%
Net charge-off detail - recovery (loss):
Commercial	$311	$(510)	$(1,707)	$(84)	$(1,073)
Residential mortgage and construction	(49)	(233)	(161)	(69)	(24)
Home equity loans and lines	24	(194)	(83)	(45)	28
Other consumer	(18)	(7)	2	—	(2)
Net loan recoveries (charge-offs)	$268	$(944)	$(1,949)	$(198)	$(1,071)
Note: Included in net loan charge-offs for the three months ended December 31, 2016 and September 30, 2016 are $535 and $1,627 relating to under-performing loans sold or held-for-sale, respectively.
* Not meaningful

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short- term investments	$214,165	$409	0.77%	$359,804	$484	0.54%	$48,501	$28	0.23%
Securities (1) and FHLB stock	703,712	3,863	2.23	545,302	2,621	1.91	445,696	2,010	1.81
Loans receivable, net (2)
Commercial	1,830,641	21,140	4.68	1,717,502	21,016	4.87	972,050	10,998	4.53
Residential	1,704,035	17,339	4.13	1,314,667	12,857	3.89	830,840	8,039	3.87
Home Equity	287,335	3,245	4.58	262,372	2,907	4.41	191,355	1,990	4.16
Other	1,248	18	5.85	1,149	19	6.58	501	8	6.39
Allowance for loan loss net of deferred loan fees	(12,123)	—	—	(12,987)	—	—	(13,645)	—	—
Loans Receivable, net	3,811,136	41,742	4.44	3,282,703	36,799	4.46	1,981,101	21,035	4.27
Total interest-earning assets	4,729,013	46,014	3.95	4,187,809	39,904	3.79	2,475,298	23,073	3.75
Non-interest-earning assets	482,058			368,965			129,719
Total assets	$5,211,071			$4,556,774			$2,605,017
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking	$1,668,545	876	0.21%	$1,538,706	723	0.19%	$899,883	305	0.14%
Money market	445,186	311	0.28	424,613	312	0.29	156,326	70	0.18
Savings	674,721	130	0.08	549,032	74	0.05	316,148	26	0.03
Time deposits	640,269	1,464	0.93	527,817	1,283	0.97	263,722	870	1.33
Total	3,428,721	2,781	0.33	3,040,168	2,392	0.31	1,636,079	1,271	0.31
Securities sold under agreements to repurchase	76,351	27	0.14	72,063	24	0.13	83,506	28	0.13
FHLB Advances	250,339	1,070	1.73	250,829	1,120	1.78	266,234	1,084	1.63
Other borrowings	56,392	653	4.70	56,397	614	4.33	22,500	131	2.33
Total interest-bearing liabilities	3,811,803	4,531	0.48	3,419,457	4,150	0.48	2,008,319	2,514	0.50
Non-interest-bearing deposits	791,036			622,882			343,371
Non-interest-bearing Liabilities	29,399			42,773			13,328
Total liabilities	4,632,238			4,085,112			2,365,018
Stockholders’ equity	578,833			471,662			239,999
Total liabilities and equity	$5,211,071			$4,556,774			$2,605,017
Net interest income		$41,483			$35,754			$20,559
Net interest rate spread (3)			3.47%			3.31%			3.25%
Net interest margin (4)			3.56%			3.40%			3.34%
Total cost of deposits (including non- interest-bearing deposits)			0.27%			0.26%			0.26%

(1)	Amounts are recorded at average amortized cost.

(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016

Selected Financial Condition Data:
Total assets	$5,196,340	$5,167,052	$4,151,017	$4,047,493	$2,588,447
Securities available-for-sale, at estimated fair value	47,104	12,224	2,497	12,509	30,085
Securities held-to-maturity, net	695,918	598,691	470,642	513,721	375,616
Federal Home Loan Bank of New York stock	19,253	19,313	18,289	21,128	16,645
Loans receivable, net	3,825,600	3,803,443	3,028,696	3,130,046	1,996,993
Loans held-for-sale	283	1,551	21,679	5,310	3,386
Deposits	4,198,663	4,187,750	3,324,681	3,206,262	1,971,360
Federal Home Loan Bank advances	250,021	250,498	251,146	312,603	251,917
Securities sold under agreements to repurchase and other borrowings	133,798	126,494	125,477	90,173	106,413
Stockholders' equity	582,680	572,038	417,244	409,258	241,076

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Selected Operating Data:
Interest income	$46,014	$39,904	$37,307	$33,141	$23,073
Interest expense	4,531	4,150	3,372	3,127	2,514
Net interest income	41,483	35,754	33,935	30,014	20,559
Provision for loan losses	700	510	888	662	563
Net interest income after provision for loan losses	40,783	35,244	33,047	29,352	19,996
Other income	5,995	6,257	5,896	4,883	3,376
Operating expenses	29,514	25,833	23,715	21,457	15,314
Merger related expenses	1,447	6,632	1,311	7,189	1,402
Income before provision for income taxes	15,817	9,036	13,917	5,589	6,656
Provision for income taxes	3,799	2,984	4,789	1,928	2,451
Net income	$12,018	$6,052	$9,128	$3,661	$4,205
Diluted earnings per share	$0.36	$0.22	$0.35	$0.16	$0.25
Net accretion/amortization of purchase accounting adjustments included in net interest income	$2,175	$1,385	$1,637	$1,267	$164

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Selected Financial Ratios and Other Data(1):

Performance Ratios (Annualized):
Return on average assets (2)	0.94%	0.53%	0.88%	0.40%	0.65%
Return on average stockholders' equity (2)	8.42	5.10	8.77	3.79	7.05
Return on average tangible stockholders' equity (2) (3)	11.50	6.48	10.58	4.32	7.59
Stockholders' equity to total assets	11.21	11.07	10.05	10.11	9.31
Tangible stockholders' equity to tangible assets (3)	8.43	8.30	8.50	8.51	9.23
Net interest rate spread	3.47	3.31	3.49	3.47	3.25
Net interest margin	3.56	3.40	3.56	3.57	3.34
Operating expenses to average assets (2)	2.41	2.83	2.43	3.16	2.58
Efficiency ratio (2) (4)	65.21	77.28	62.83	82.09	69.84
Loans to deposits	91.11	90.82	91.10	97.62	101.30

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Wealth Management:
Assets under administration	$215,593	$218,336	$221,612	$221,277	$203,723
Per Share Data:
Cash dividends per common share	$0.15	$0.15	$0.13	$0.13	$0.13
Stockholders' equity per common share at end of period	17.95	17.80	16.14	15.89	13.89
Tangible stockholders' equity per common share at end of period (3)	13.07	12.95	13.42	13.14	13.75
Number of full-service customer facilities:	61	61	50	50	28
Quarterly Average Balances
Total securities	$703,712	$545,302	$533,809	$571,463	$445,696
Loans, receivable, net	3,811,136	3,282,703	3,085,691	2,772,518	1,981,101
Total interest-earning assets	4,729,013	4,187,809	3,787,545	3,384,548	2,475,298
Total assets	5,211,071	4,556,774	4,103,835	3,647,102	2,605,017
Interest-bearing transaction deposits	2,788,452	2,512,351	2,300,589	1,899,266	1,372,357
Time deposits	640,269	527,817	477,496	417,301	263,722
Total borrowed funds	383,082	379,289	358,960	386,578	372,240
Total interest-bearing liabilities	3,811,803	3,419,457	3,137,045	2,703,145	2,008,319
Non-interest bearing deposits	791,036	622,882	521,088	529,230	343,371
Stockholder’s equity	578,833	471,662	414,166	388,694	239,999
Total deposits	4,219,757	3,663,050	3,299,173	2,845,797	1,979,450
Quarterly Yields
Total securities	2.23%	1.91%	1.91%	1.82%	1.81%
Loans, receivable, net	4.44	4.46	4.46	4.43	4.27
Total interest-earning assets	3.95	3.79	3.92	3.94	3.75
Interest-bearing transaction deposits	0.18	0.18	0.16	0.15	0.12
Time deposits	0.93	0.97	0.96	1.01	1.33
Borrowed funds	1.85	1.84	1.43	1.41	1.34
Total interest-bearing liabilities	0.48	0.48	0.43	0.47	0.50
Net interest spread	3.47	3.31	3.49	3.47	3.25
Net interest margin	3.56	3.40	3.56	3.57	3.34
Total deposits	0.27	0.26	0.25	0.25	0.26

(1)	With the exception of end of quarter ratios, all ratios are based on average daily balances.

(2)	Performance ratios for each period include merger related expenses. Refer to Other Items - Non-GAAP Reconciliation for impact of merger related expenses.
(3)    Tangible stockholders' equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible.(4)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Core earnings:
Net income	$12,018	$6,052	$9,128	$3,661	$4,205
Add: Merger related expenses	1,447	6,632	1,311	7,189	1,402
Accelerated stock award expense	242	—	—	—	—
Loss on sale of investment securities available for sale	—	—	—	12	—
Federal Home Loan Bank prepayment fee	—	—	—	136	—
Less: Income tax benefit on items	(575)	(2,108)	(172)	(2,311)	(171)
Core earnings	$13,132	$10,576	$10,267	$8,687	$5,436
Core diluted earnings per share	$0.40	$0.38	$0.40	$0.38	$0.32

Core ratios (Annualized):
Return on average assets	1.02%	0.92%	1.00%	0.96%	0.84%
Return on average tangible stockholder's equity	12.56	11.33	11.90	10.26	9.19
Efficiency ratio	61.65	61.49	59.54	61.06	63.98

COMPUTATION OF TOTAL TANGIBLE EQUITY TO TOTAL TANGIBLE ASSETS

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Total stockholders' equity	$582,680	$572,038	$417,244	$409,258	$241,076
Less:
Goodwill	147,815	145,064	66,537	67,102	2,081
Core deposit intangible	10,400	10,924	3,722	3,903	310
Tangible stockholders’ equity	$424,465	$416,050	$346,985	$338,253	$238,685

Total assets	$5,196,340	$5,167,052	$4,151,017	$4,047,493	$2,588,447
Less:
Goodwill	147,815	145,064	66,537	67,102	2,081
Core deposit intangible	10,400	10,924	3,722	3,903	310
Tangible assets	$5,038,125	$5,011,064	$4,080,758	$3,976,488	$2,586,056
Tangible stockholders' equity to tangible assets	8.43%	8.30%	8.50%	8.51%	9.23%